Exhibit 10.3


July 24, 2002

Mr. Robert Scott
4210 Evasdale Road
Columbus, OH 43214


Dear Bob:

      You are presently employed by C&D Technologies, Inc., a Delaware corporation (the "Company"), in a senior position and the Company desires to promote you to an executive capacity and to encourage your continued employment by providing certain protections for you by entering into this Agreement with you, in return for which you agree to continue to be employed by the Company on the terms set forth herein, to refrain from certain competitive activity and to provide the Company with certain assurances upon your departure. In consideration of same, the Company agrees to employ you, and you agree to accept such employment, effective as of July 15, 2002, under the following terms and conditions:

      1. TERM OF EMPLOYMENT.

      (a) Except for earlier termination as is provided in Section 9 or 10 below, your employment under this Agreement shall be automatically renewed for successive terms of one month each and will terminate on September 30, 2003 (the "Termination Date"), unless either party shall have given to the other party at least 30 days' prior written notice of the termination of this Agreement (a "Termination Notice") prior to the Termination Date. If such 30 days' prior written notice is given by either party, (i) the Company shall, without any liability to you, have the right, exercisable at any time after such notice is sent, to elect any other person to the office or offices in which you are then serving and to remove you from such office or offices, but (ii) all other obligations each of you and the Company have to the other, including the Company's obligation to pay your compensation and make available the medical and dental insurance to which you are entitled hereunder, shall continue until the date your employment terminates as specified in such notice.


      2. COMPENSATION.

      (a) You shall be compensated for all services rendered by you under this Agreement at the rate of $140,000 per annum (such salary, as it is from time to time adjusted, is herein referred to as the ("Base Salary"). Such Base Salary shall be payable in periodic installments twice monthly in accordance with the Company's payroll practices for salaried employees. The Compensation Committee of the Board of Directors shall review such Base Salary prior to April 1, 2003 and each year thereafter during the term of this Agreement, including any renewal term, and shall make such adjustments, if any, as the Compensation Committee shall determine; provided, however, that no adjustment shall reduce the Base Salary.

      (b) If your employment hereunder shall be terminated (i) by the Company without notice of Cause (as defined in Section 9(c)) therefor having been given to you (other than pursuant to Section 9(a) or 9(b), or (ii) as a result of the non-renewal of this Agreement pursuant to a Termination Notice given by the Company under Section 1(a), then, in addition to paying you the Accrued Obligations (as hereinafter defined), for a period equal to the lesser of (a) the 180 day period after the effective date of such termination; and (b) the period of time between the effective date of such termination and September 30, 2003 , the Company shall pay you at the rate of your Base Salary in effect at the time of such termination in periodic payments in accordance with the Company's payroll practices for salaried employees; provided, however, that your right to receive such payments, other than the Accrued Obligations, shall be conditioned upon your execution of a Release (the "Release"). Such Release shall be substantially in the form of Exhibit A hereto but may be modified by the Company in its sole discretion as it deems appropriate to reflect changes in law or circumstances arising after the date of this Agreement; provided, however, that no such modification shall increase any of your obligations to the Company over those contemplated by this Agreement, including Exhibit A hereto. The term "Accrued Obligations" shall mean (i) your Base Salary through the date of termination and (ii) all benefits that have accrued to you under the terms of all employee benefits plans of the Company in which you are entitled to participate.

      3. DUTIES.

      (a) Effective July 15, 2002 and during the term of your employment hereunder, including any renewal thereof, you agree to serve as the Vice
President, Motive Power Division of C&D Technologies, Inc. or in such other capacity with duties and responsibilities of a similar nature as those initially undertaken by you hereunder as the President of the Company may from time to time determine, based in such C&D location as the parties mutually agree. Your duties may be changed at any time and from time to time hereafter, upon mutual agreement, consistent with office or offices in which you serve as deemed necessary by the President of the Company. You also agree to perform such other services and duties consistent with the office or offices in which you are serving and its responsibilities as may from time to time be prescribed by the Board of Directors, and you also agree to serve, if elected, as an officer and/or director of the Company and/or any of the Company's other direct or indirect subsidiaries without additional compensation, in all cases in conformity to the by-laws of each such corporation.

      (b) You shall devote your full employment energies, interest, abilities, time and attention during normal business hours (excluding the vacation periods provided in Section 4(b) below) exclusively to the business and affairs of the Company and its subsidiaries, if any, and shall not engage in any activity that conflicts or interferes with the performance of duties hereunder.

      (c) You agree to cooperate with the Company, including taking such reasonable medical examinations as may be necessary, in the event the Company shall desire or be required (such as pursuant to the terms of any bank loan or any other agreement) to obtain life insurance insuring your life.

      (d) You shall, except as otherwise provided herein, be subject to the Company's rules, practices and policies applicable to the Company's senior executive employees. Without limiting the generality of the foregoing, you shall, with respect to the Company and its parents, subsidiaries, assets and stockholders, act in a manner consistent with your fiduciary responsibilities as an executive of the Company.

      4. BENEFITS.

      (a) You shall have the benefit of such life and medical insurance, bonus, stock option and other similar plans as the Company may have or may establish from time to time, and in which you would be entitled to participate by reason of your position with the Company, pursuant to the terms thereof. Also, to the extent you have met the qualifications required, you may participate in the Company's savings and retirement plans. The foregoing, however, shall not be construed to require the Company to establish any such plans or to prevent the Company from modifying or terminating any such plans, and no such action or failure thereof shall affect this Agreement.

      (b) You shall be entitled to a vacation of four weeks each year.

      (c) The Company will provide you with an annual physical examination.

      (d) You shall be eligible to participate in the Company's Management Incentive Compensation Plan for FY'03 on a pro-rata basis commencing on July 1, 2002 in accordance with the terms of the plan. Individual objectives will be established following the effective date of your employment.

      5. EXPENSES. The Company will reimburse you for reasonable expenses (consistent with Company policy), including traveling expenses, incurred by you in connection with the business of the Company, upon the presentation by you of appropriate substantiation for such expenses. In addition, you will be reimbursed for your living accommodations, meals and mileage up to a total aggregate limit of $2,500 per month, as soon as reasonably practicable following submission of documentation required by C&D standard policies and procedures.

      6. RESTRICTIVE COVENANTS.

      (a) During such time as you shall be employed by the Company, and for the applicable Restricted Period (as defined below) thereafter, you shall not, without the written consent of the Board of Directors, directly or indirectly, become associated with, render services to, invest in, represent, advise or otherwise participate as an officer, employee, director, stockholder, partner, agent of or consultant for, any business that, at the time your employment with the Company ceases, is competitive with the business in which the Company is engaged or in which the Company has taken affirmative steps to engage in the United States or Canada, or any other country in which the

Motive Power Division then conducts business (a "Competitive Business"); provided, however, that nothing herein (i) shall prevent you from investing without limit in the securities of any company listed on a national securities exchange, provided that your involvement with any such company is solely that of a stockholder, and (ii) is intended to prevent you from being employed during the applicable Restricted Period by any business other than a Competitive Business. With respect to any termination of your employment other than upon a Change of Control pursuant to Section 10, the applicable Restricted Period shall be the period following the date your employment terminates during which you are receiving the payments described in Section 2(b) hereof, and with respect to a termination of your employment upon a Change of Control pursuant to Section 10, the applicable Restricted Period shall be the two-year period following the date your employment terminates.

      (b) The parties hereto intend that the covenant contained in this Section 6 shall be deemed a series of separate covenants for each state, county and city. If, in any judicial proceeding, a court shall refuse to enforce all the separate covenants deemed included in this Section 6, because, taken together, they cover too extensive a geographic area, the parties intend that those of such covenants (taken in order of the states, counties and cities therein which are least populous), which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 6.

      7.   CONFIDENTIALITY  NON-INTERFERENCE,   INVENTIONS   AND   PROPRIETARY
INFORMATION.

      (a) In the course of (i) your employment with the Company  hereunder,  and
(ii) any prior employment with the Company, you will have and have had access to Confidential or Proprietary Data or Information of the Company. You shall not at any time divulge or communicate to any person nor shall you direct any Company employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder) or use to the detriment of the Company any of such Confidential or Proprietary Data or Information, except to the extent the same (i) becomes publicly known other than through a breach of this Agreement by you, (ii) was known to you prior to the disclosure thereof by the Company to you from a source that was entitled to disclose it or (iii) is subsequently disclosed to you by a third party who shall not have received it under any obligation of confidentiality to the Company. The term "Confidential or Proprietary Data or Information" as used in this Agreement, shall mean data or information not generally available to the public, including personnel information, financial information, customer lists, supplier lists, product and tooling specifications, trade secrets, information concerning product composition and formulas, tools and dies, drawings and schematics, manufacturing processes, information regarding operations, systems and services, know-how, computer and any other electronic, processed or collated data, computer programs, and pricing, marketing, sales and advertising data.

      (b) You shall not, during the term of this Agreement and for the applicable Restricted Period after the termination of your employment by the Company, for your own account or for the account of any other person, (i) solicit or divert to any Competitive Business any individual or entity who is a customer of the Company or any subsidiary or affiliate of the Company or who was a customer of the Company or any subsidiary or affiliate during the preceding twelve-month period, (ii) employ, retain as a consultant, attempt to employ or retain as a consultant, solicit or assist any Competitive Business in employing or retaining as a consultant any current employee of the Company or any subsidiary or affiliate or any person who was employed by the Company or any subsidiary or affiliate during the preceding twelve-month period or (iii) otherwise interfere with the Company's relationship with any of its suppliers, customers, employees or consultants; provided, however, that you shall not be prohibited from contacting suppliers or customers after termination of your employment with regard to matters that do not violate your noncompetition or confidentiality obligations contained in Sections 6(a) and 7(a) or interfere with the Company's relationship with such parties.

      (c) It is understood that you may, during your employment, conceive or develop certain inventions, innovations or discoveries related to any business in which the Company may be engaged, either solely or jointly with others. In connection with the conception or development thereof, you agree to disclose promptly to the Company all such inventions, innovations and discoveries, to assign, and hereby do assign, to the Company all of your right, title and interest in and to said inventions, innovations and discoveries, and to do all things and sign all documents deemed by the Company to be necessary or appropriate to vest in the Company, its successors and assigns, all of your right, title and interest in and to such inventions, innovations or discoveries, and to procure for the Company, at the Company's expense, patents, copyrights and/or trademarks covering such inventions, innovations or discoveries in the United States and its possessions and in foreign countries, at the discretion and under the direction of the Company. In the event the Company is unable for any reason to assure your signature on such documents, you irrevocably appoint the Company and its duly authorized officers and agents as your agents and attorneys-in-fact to execute such documents and to do such things with the same legal force and effect as if executed or done by you.

      (d) All written, electronic and other tangible materials, records and documents made by you or coming into your possession during your employment concerning any products, processes or equipment, manufactured, used, developed, investigated or considered by the Company, or otherwise concerning the business or affairs of the Company, shall be the sole property of the Company, and upon termination of your employment, or upon request of the Company during your employment, you shall promptly deliver the same to the Company. In addition, upon termination of your employment, or upon request of the Company during your employment, you will deliver to the Company all other Company property in your possession or under your control, including, but not limited to, financial statements, marketing and sales data, patent applications, drawings and other documents, and all Company keys, credit cards, computer and telephone equipment and automobiles.

      8. EQUITABLE RELIEF. With respect to the covenants contained in Sections 6 and 7 of this Agreement, you agree that any remedy at law for any breach of said covenants may be inadequate and that the Company shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder or any other relief a court might award.

      9. EARLIER TERMINATION. Your employment hereunder shall terminate prior to the Initial Term (orany renewal term, in the event of renewal) on the following terms and conditions:

      (a) This Agreement shall terminate automatically on the date of your death. Notwithstanding the foregoing, if you die during the term of this Agreement, the Company shall (i) continue to make payments to your estate of your Base Salary as then in effect pursuant to this Agreement for 180 days after the date of your death, and (ii) pay your estate any reimbursable expenses which otherwise would have been paid to you to the date of your death.

      (b) This Agreement shall be terminated if you are unable to perform your duties hereunder for a period of any 180 days in any 365 consecutive day period by reason of physical or mental disability. Notwithstanding the foregoing, if this Agreement is terminated pursuant to this Section 9(b), the Company shall pay any accrued but unpaid Base Salary through the date of termination and any reimbursable expenses due to you hereunder. For purposes of this Agreement "physical or mental disability" shall mean your inability, due to health reasons, to discharge properly your duties of employment, supported by the opinion of a physician satisfactory to both you and the Company. If the parties do not agree on a physician mutually satisfactory to both of you and the Company within ten days of written demand by one or the other, a physician shall be selected by the president of the Pennsylvania Medical Association, and the physician shall, within 30 days thereafter, make a determination as to whether disability exists and certify the same in writing. Services of the physician shall be paid for by the Company. You shall fully cooperate with the examining physician including submitting yourself to such examinations as may be requested by the physician for the purpose of determining whether you are disabled.

      (c) This Agreement shall terminate immediately upon the Company's sending you written notice terminating your employment hereunder for Cause. The Company may terminate this Agreement for Cause, but only after written notice specifying the Cause of such action shall have been rendered to you by the President of the Company. "Cause" shall mean any of the following:

          (i) Breach of this Agreement.

          (ii) Refusal or inability (other than pursuant to Section 9(a) or 9(b)) to perform duties assigned to you in accordance with the terms of this Agreement or overt and willful disobedience of orders or directives issued to you by the Company and within the scope of your duties to the Company.

          (iii) Willful misconduct in the performance of your duties, functions and responsibilities.

          (iv) Commission of acts that are illegal in connection with the performance of your duties, functions and responsibilities under this Agreement.

          (v) Commission of acts that would constitute a felony offense during the term of this Agreement.

          (vi) Violation of Company rules and regulations concerning conflict of interest.

          (vii) Gross mismanagement of the assets of the Company.

          (viii) Gross incompetence, gross insubordination or gross neglect in the performance of your duties hereunder or being under the habitual influence of alcohol while on duty or possession, use, manufacture, distribution, dispensation or sale of illegal drugs while on or off duty.

          (ix) Any act or omission, whether or not included in the foregoing, that a court of competent jurisdiction would determine to constitute cause for termination.

Existence of Cause shall be conclusively determined for all purposes hereunder by the President of the Company. Such advice and consultation shall be utilized as such officer regards as appropriate, and no obligation or duty with respect to any procedure or formality is created by this Agreement. If the Company terminates this Agreement for Cause under this Section 9(c), the Company shall not be obligated to make any further payments under this Agreement except for the Accrued Obligations.

      (d) Except as set forth in Section 10, your coverage under the benefits program provided by the Company will cease effective on your termination date. You will be entitled to elect continuation of your medical and dental benefits at the same cost the Company pays, pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). Details with regard to COBRA continuation coverage will be provided to you shortly after your termination date.

      (e) Except as set forth in Section 10, life insurance coverage will cease upon your termination date. You may, however, apply to General American Life Insurance Company (or such other insurance company as may provide group life insurance to the Company's employees at the time) for an individual converted life policy, with such application and payment of the first premium required to be accomplished within 31 days after your termination date. Details regarding this conversion option will be provided to you shortly after your termination date.

      (f) Accidental death and dismemberment and long term disability coverages cease with your termination date and may not be extended or converted.

      10. TERMINATION UPON A CHANGE OF CONTROL.

      (a) In the event a Change of Control (as defined below) occurs, and within 24 months after such Change of Control: (i) your employment with the Company is terminated by you pursuant to a Termination for Good Reason (as defined below); or (ii) your employment with the Company is terminated by the Company for any reason other than death, disability or for Cause pursuant to Sections 9(a), (b) or (c); or (iii) this Agreement is not renewed due to a Termination Notice given by the Company, as provided in Section 1(a), (the events under clauses (i), (ii) and (iii) herein collectively called a "Change of Control Termination"), you shall be entitled to receive the payments and benefits set forth in Section 10(e) and (f) below, which payments and benefits shall be in substitution for, and not in addition to, the payments and benefits otherwise payable under Section 2(a) or 2(b) of this Agreement in the event of termination. Your right to receive such payments and benefits, other than the Accrued Obligations, shall be in consideration of your agreements under this Agreement, including but not limited to your agreement not to compete with the Company for two years after a Change of Control pursuant to Section 6, and shall be conditioned upon your execution of a Release. Such Release shall be substantially in the form of Exhibit A but may be modified by the Company as it deems appropriate to reflect changes in law or circumstances arising after the date of this Agreement; provided that no such modification shall increase any of your obligations to the Company over those contemplated by this Agreement, including Exhibit A hereto.

      (b) For purposes of the Agreement, a "Change of Control" shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof)), excluding the Company, any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of any such plan acting in his capacity as trustee), but including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange
Act) of shares of the Company having at least 30% of the total number of votes that may be cast for the election of directors of the Company; (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of all or substantially all of the Company's assets or combination of the foregoing transactions (a "Transaction"), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder of the Company owning directly or indirectly more than 10% of the shares of the other company involved in the Transaction) and no person is the beneficial owner of at least 30% of the shares of the resulting entity as contemplated by Section 10(b)(i) above; or (iii) within any 24-month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of the Company or the board of directors of any successor to the Company, provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 10(b)(iii), unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 under the Exchange Act or any successor provision. Notwithstanding the foregoing, no Change of Control of the Company shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which you participate in a capacity other than in your capacity as an executive or director of the Company.

      (c) For purposes of the Agreement, a "Termination for Good Reason" means a termination by you by written notice given within 90 days after the occurrence of the Good Reason event. A notice of Termination for Good Reason shall indicate the specific termination provision in Section 10(d) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. Your failure to set forth in such notice any facts or circumstances that contribute to the showing of Good Reason shall not waive any of your rights hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder. The notice of Termination for Good Reason shall provide for a date of termination not less than 10 nor more than 60 days after the date such Notice of Termination for Good Reason is given.

      (d) For purposes of the Agreement, "Good Reason" shall mean the occurrence, without your express written consent, of any of the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the notice of Termination for Good Reason as contemplated in Section 10(c) above: (i) any material diminution of your positions, duties or responsibilities hereunder (except in each case in connection with the termination of your employment for Cause pursuant to Section 9(c) or due to disability or death pursuant to Section 9(a) or 9(b) or temporarily as a result of your illness or other absence), or the assignment to you of duties or responsibilities that are inconsistent with your position under the Agreement at the time of a Change of Control; (ii) your removal from, or your nonreelection to, the officer positions with the Company specified in this Agreement; (iii) relocation of the Company's principal executive offices to a location more than 25 miles from its location at the time of the Change of Control; (iv) failure by the Company, after a Change of Control, (A) to continue any bonus plan, program or arrangement in which you are entitled to participate immediately prior to the Change of Control (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing you with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (B) to continue you as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus and substantially the same level of criteria for achievability thereof as you participated in immediately prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans; (v) any material breach by the Company of any provisions of this Agreement; or (vi) failure of any successor to the Company to promptly acknowledge in writing the obligations of the Company hereunder.

      (e) Upon a Change of Control Termination, as provided in Section 10(a), the Company shall pay or provide you the following payments and benefits:

          (i) The Company shall pay to you the Accrued Obligations in a lump sum within five business days after the date of termination.

          (ii) The Company shall pay to you as severance pay, not later than the tenth day following the date of your execution and delivery of the Release required pursuant to Section 10(a) of this Agreement:

               (A) a lump sum payment in an amount equal to two years of your Base Salary; and

               (B) a lump sum payment in an amount equal to two of your annual incentive bonuses, such payment to be equal to the greater of (i) the amount of all incentive bonuses paid to you with respect to each of the two most recently completed fiscal years of the Company for which a bonus has been paid or (ii) the incentive bonus paid to you with respect to the most recently completed fiscal year of the Company for which a bonus has been paid plus an amount equal to your Target Bonus (as hereinafter defined); provided, however, that if you have been employed by the Company for less than two years, such payment shall be equal to the greater of (x) the amount of the incentive bonus paid to you with respect to the most recently completed fiscal year of the Company for which a bonus has been paid plus your Target Bonus or (y) the amount of your Target Bonus multiplied by two. The term "Target Bonus" shall mean the incentive bonus that would have been payable for the fiscal year that includes the date on which your employment terminates under the incentive bonus program in effect as of the date of the Change of Control, assuming that you had been entitled to receive an amount in respect of such bonus based solely upon the target percentage applicable to employees in the same employment grade as you and your Base Salary as of the date of termination (or if greater, your Base Salary as of the date on which occurred an event giving rise to a Change of Control Termination), and without regard to actual performance.

          (iii) The Company shall continue the participation of you and your dependents for a period of two years after the date of termination in all health, medical and accident, life and other welfare plans (as defined in Section 3(l) of ERISA), in which you were participating immediately prior to the date of termination, except for any disability plans; provided, however, that to the extent the Company's plans do not permit such continued participation or such participation would have an adverse tax impact on such plans or on the other participants in such plans, the Company may instead provide materially equivalent benefits to you outside of such plans; provided, further, that under such circumstances, (i) medical insurance benefits may be provided by the Company paying any COBRA premiums (COBRA coverage, in any event, to be measured from the date of termination of employment) and (ii) if the Company is unable to continue your life insurance coverage, the Company shall pay you an amount equal to twice the premium paid during the year prior to termination or if you convert the insurance to an individual policy, the Company shall pay the premium for such insurance for two years. You shall complete such forms and take such physical examinations as reasonably requested by the Company. To the extent you incur any tax obligation as a result of the provisions of this Section 10(e) that you would not have incurred if you remained an employee of the Company and had continued to participate in the benefit plans as an employee, the Company shall pay to you, at the time the tax is due, an amount to cover such taxes and the taxes on the amount paid to cover such taxes.

          (iv) All outstanding stock options and restricted stock awards that have been granted to you by the Company at any time but have not yet vested and upon which vesting depends solely upon the passage of time, shall immediately vest or become nonforfeitable, as the case may be. In the event the foregoing sentence becomes applicable, the Company agrees to cause the Board of Directors to take all steps necessary to implement the foregoing sentence.

          (v) All amounts payable to you upon a Change of Control under the Company's Supplemental Executive Retirement Plan and Deferred Compensation Plan shall be paid to you in accordance with the respective terms of those plans.

          (vi) The Company, at its expense, shall provide you with outplacement services at a level appropriate for the most senior executive employees through an outplacement firm of your choice for a period of up to one year after the date of the Change of Control Termination.

     (f) (i) In the event that any payment, coverage or benefit (collectively, the "Covered Benefits") provided to you by the Company or an Affiliate (as defined below) is or becomes subject to the excise tax imposed under Section 4999 or any successor provision of the Internal Revenue Code of 1986, as amended (the "Code"), or you incur interest or penalties with respect to that excise tax (that excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay you an additional amount (a "Gross-Up Bonus") at the time or times specified in Section 10(f)(iii)(z) below. The amount of the Gross-Up Bonus shall equal the quotient determined by dividing (x) the Excise Tax attributable to the Covered Benefits by (y) one minus the highest marginal income tax rate, where the term "highest marginal income tax rate" means the sum of the highest combined local, state and federal personal income tax rates (including any state unemployment compensation tax rate, any surtax rate as well as the Medicare hospital insurance tax rate imposed on employees under the Federal Insurance Contributions Act) as in effect for the calendar year to which the Excise Tax attributable to the Covered Benefits relates, provided that in determining the highest tax rate for federal purposes both the deductibility of state and local income tax payments and the reduction in the deductibility of itemized deductions shall be taken into account; it being the intention of the parties hereto that your net after tax position (after taking into account any interest or penalties imposed with respect to such taxes) upon receipt of the Covered Benefits is no less advantageous to you than the net after tax position you would have had if
Section 4999 of the Code had not been applicable to any portion of the Covered Benefits.

          (ii) All determinations to be made under this Section 10(f), including the determination of whether an Excise Tax is payable and the amount thereof, shall be made by a law firm practicing in the Philadelphia, Pennsylvania metropolitan area that is knowledgeable in tax law matters, which firm shall be selected and paid for by the Company and acceptable to you. If tax counsel's determinations are not finally accepted by the Internal Revenue Service upon audit, then appropriate adjustments shall be computed (with a Gross-Up Bonus, if applicable) by that tax counsel based upon the final amount of the Excise Tax so determined.

          (iii) For purposes of this Section 10(f):

                (x) An "Affiliate" shall mean any successor to the Company, any member of an affiliated group including the Company (determining using the definition in Section 1504 of the Code) or any entity that becomes a member of such an affiliated group as a result of the transaction causing the Change of Control.

                (y) When determining the amount of the Gross-Up Bonus, you will be deemed to have otherwise allowable deductions for federal, state and local tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Bonus in your adjusted gross income.

                (z) The portion of the Gross-Up Bonus attributable to a Covered Benefit shall be paid to you within 10 business days following the provision to you of the Covered Benefit. In the event that the amount of Excise Tax due exceeds the amount of Excise Tax determined by tax counsel, the Company shall pay you an additional Gross-Up Bonus in respect of that excess at the time that the amount of the excess is determined under Section 10(f)(ii). In the event the amount of Excise Tax due is less than the amount of Excise Tax determined by tax counsel, you shall repay the Company the portion of the Gross-Up Bonus attributable thereto at the time that the amount of the reduction in Excise Tax is determined under Section 10(f)(ii); provided, however, that if any portion of the amount you must repay to the Company has been paid to any federal, state or local tax authority, your repayment of that portion shall be postponed until the tax authority has actually refunded or credited that amount to you.

     (g) Upon the occurrence of a Change of Control, if the Company fails to perform any of its obligations under this Agreement or the Company or any other person asserts the invalidity of any provision of this Agreement and you incur any costs in successfully enforcing or defending any of the provisions of this Agreement, including legal fees and expenses and court costs, the Company shall reimburse you for all such costs incurred by you.

     11. ENTIRE AGREEMENT; MODIFICATION. This Agreement, together with Exhibit A hereto and all rights to which you are entitled under all employee benefit plans in which you participate, constitutes the full and complete understanding of the parties, and will, on the Effective Date, supersede all prior agreements and understandings, oral or written, between the parties, except for the Agreement Relating to At-Will Employment and Intellectual Property and Confidential Information Protection dated April 3, 2002 ("Confidentiality Agreement") between you and the Company; provided, however, that if the terms of the Confidentiality Agreement shall be inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail. In consideration of the execution of this Agreement, you agree to waive any entitlement to a "Success Bonus" or any other payments or claims pursuant to the Offer Letter dated April 2, 2002 and hereby release C&D from any liability therefor. This Agreement may not be modified or amended except by an instrument in writing signed by the party against which enforcement thereof may be sought. Each party to this Agreement, acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by either party or anyone acting on behalf of either party, which are not embodied herein and that no other agreement, statement or promise not set forth or referred to in this Agreement shall be valid or binding.

     12. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     13. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.

     14. NO MITIGATION REQUIRED. Upon a termination of your employment by the Company without Cause pursuant to Section 2(b) or upon a Change of Control pursuant to Section 10, you shall have no obligation to seek other employment but shall not be prohibited from doing so, and no compensation paid to you as the result of any other employment shall reduce any payment required to be made by the Company hereunder.

     15. NOTICES. All notices hereunder shall be in writing and shall be sent by express mail or by certified or registered mail, postage prepaid, return receipt requested: if to you, to your residence as listed in the Company's records; and if to the Company, to the address set forth above with copies to the President.

     16. ASSIGNABILITY; BINDING EFFECT. This Agreement shall not be assigned by either party, except that it may be assigned by the Company to an acquirer of all or substantially all of the assets of the Company or other successor to the Company, subject to your rights arising from a change of control as provided in
Section 10. This Agreement shall be binding upon and inure to the benefit of you, your legal representatives, heirs and distributees, and shall be binding upon and inure to the benefit of the Company, its successors and assigns.

     17. NONDISPARAGEMENT. You agree not to publicly or privately disparage the Company, its personnel, products or services either during or upon termination of your employment with the Company.

     18. SURVIVAL. All of the provisions of this Agreement that by their terms are to be performed or that otherwise are to endure after the termination of your employment by the Company shall survive the termination of your employment and shall continue in effect for the respective periods therein provided or contemplated.

     19. GOVERNING LAW. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts or choice of law provisions thereof.

     20. HEADINGS. The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     21. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     If this Agreement correctly sets forth our understanding, please sign the duplicate original in the space provided below and return it to the Company, whereupon this shall constitute the employment agreement between you and the Company effective and for the term as stated herein.

                                                          C&D TECHNOLOGIES, INC.


                                                By: /s/ Wade H. Roberts
                                                   -----------------------------
                                                Title: President
                                                      --------------------------


Agreed as of the date first above written:


/s/ Robert Scott
------------------------------------------
Robert Scott

                                    EXHIBIT A

                                     RELEASE


     This Release is made this _____ day of _______________, ____ by and between C&D Technologies, Inc. ("Employer") and _________________ ("Employee").

                                    RECITALS:

     WHEREAS,   the  parties  are  parties  to  an  Employment   Agreement  (the
"Employment Agreement") dated __________, pursuant to which Employee was employed by Employer; and

     WHEREAS, the Employment Agreement has terminated; and

     WHEREAS, your execution and delivery of this Release is a condition to the Employer's obligations to pay certain compensation and benefits to you under the Employment Agreement;

     NOW THEREFORE, the parties hereto, intending to be legally bound, in consideration of the mutual promises and undertakings set forth herein, do hereby agree as follows:

     1 As of _____________________, ____, Employee's employment with Employer shall terminate, and Employee shall have no further job responsibilities to perform for Employer; provided, however, that Employee shall cooperate with Employer in transitioning Employee's job responsibilities as Employer shall reasonably request, provided that Employee shall be entitled to receive reasonable compensation for any services rendered after such date and shall not be obligated to take any action that would interfere with any subsequent employment of Employee or otherwise result in economic hardship to Employee.

     2 Employer shall pay to the Employee the amounts contemplated pursuant to Section __ of the Employment Agreement, less applicable deductions; provided however, the first payment shall not be due and payable until ten days after the execution by Employee and delivery to Employer of this Release.

     3 For and in consideration of the monies and benefits paid to Employee by Employer, as more fully described in Section 2 above, and for other good and valuable consideration, Employee hereby waives, releases and forever discharges Employer, its assigns, predecessors, successors, and affiliated entities, and its current or former stockholders, officers, directors, administrators, agents, servants and employees, individually and as representatives of the corporate entity (hereinafter collectively referred to as "Releasees"), from any and all claims, suits, debts, dues, accounts, reckonings, bonds, bills, specialties, covenants, contracts, bonuses, controversies, agreements, promises, charges, complaints, damages, sums of money, interest, attorney's fees and costs, or causes of action of any kind or nature whatsoever whether in law or equity, including, but not limited to, all claims arising out of his/her employment or termination of employment with Employer, such as all claims for wrongful discharge, breach of contract, either express or implied, interference with contract, emotional distress, fraud, misrepresentation, defamation, claims arising under the Civil Rights Acts of 1964 and 1991 as amended, the Americans With Disabilities Act, the Age Discrimination in Employment Act (ADEA), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974 (ERISA), the Family and Medical Leave Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment & Collection Law, the Pennsylvania Minimum Wage Act of 1968, the Pennsylvania Equal Pay Law, and any and all other claims arising under federal, state or local law, rule, regulation, constitution, ordinance or public policy whether known or unknown, arising up to and including the date of execution of this Release; provided, however that the parties do not release each other from any claim of breach of the terms of this Release. This release of rights does not extend to claims that may arise after the date of this Release. Employee agrees that Employee will not initiate any charge or complaint or institute any claim or lawsuit against Releasees or any of them based on any fact or circumstance occurring up to and including the date of the execution by Employee of this Release.

     4 Employee agrees that the payments made and other consideration received pursuant to this Release are not to be construed as an admission of legal liability by Releasees or any of them and that no person or entity shall utilize this Release or the consideration received pursuant to this Release as evidence of any admission of liability since Releasees expressly deny liability.

     5 Employee affirms that the only consideration for the signing of this Release are the terms stated herein and in the Employment Agreement and that no other promise or agreement of any kind has been made to Employee by any person or entity whatsoever to cause Employee to sign this Release.

     6 Employee and Employer affirm that the Employment Agreement and this Release set forth the entire agreement between the parties with respect to the subject matter contained herein and supersede all prior or contemporaneous agreements or understandings between the parties with respect to the subject matter contained herein. Further, there are no representations, arrangements or understandings, either oral or written, between the parties, which are not fully expressed herein. Finally, no alteration or other modification of this Release shall be effective unless made in writing and signed by both parties.

     7 Employee acknowledges that Employee has been given a period of at least 21 days within which to consider this Release.

     8 Following the execution of this Release, the Employee has a period of 7 days from the date of execution to revoke this Release, and this Release shall not become effective or enforceable until the revocation period has expired.

     9 Employee certifies that Employee has returned to Employer all keys, identification cards, credit cards, computer and telephone equipment and other property or information of Employer in Employee's possession, custody, or control including, but not limited to, any information contained in any computer files maintained by Employee during Employee's employment with Employer. Employee certifies that Employee has not kept the originals or copies of any documents, files, or other property of Employer which Employee obtained or received during Employee's employment with Employer.

     10 Employee acknowledges that Employer advised Employee to consult with an attorney prior to executing this Release.

     11 Employee affirms that Employee has carefully read this Release, that Employee fully understands the meaning and intent of this document, that Employee has signed this Release voluntarily and knowingly, and that Employee intends to be bound by the promises contained in this Release for the consideration described in Section 2 above.

     IN WITNESS WHEREOF, Employee and the authorized representative of Employer have executed this Release on the dates indicated below:

                                               C&D TECHNOLOGIES, INC.



Dated:_____________________                    By:______________________________

                                               Title:___________________________



Dated:_____________________                    _________________________________